EXHIBIT 99.3

JOINT FILING AGREEMENT

                    Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned shareholders of Steelcase Inc. ("Steelcase") hereby agree to file with the Securities and Exchange Commission Amendment No. 2 to Schedule 13D (the "Amendment"), with respect to the Class A Common Stock of Steelcase owned by them. The undersigned agree that the Amendment, as well as the Schedule 13D dated January 31, 2000, and Amendment No. 1 to Schedule 13D dated February 2, 2000, are and were filed on behalf of each and all of them. Each of the undersigned agrees that he or it shall be responsible for the accuracy and completeness of the information concerning he or it contained in the Amendment.

                    This agreement may be executed in any number of counterparts, which taken together shall constitute one and the same document.

Dated: May 1, 2000	/s/Peter M. Wege* Peter M. Wege

Dated: May 1, 2000	/s/Peter M. Wege II* Peter M. Wege II

Dated: May 1, 2000	THE WEGE FOUNDATION By: /s/W. Michael Van Haren W. Michael Van Haren Secretary

*By: /s/W. Michael Van Haren W. Michael Van Haren Attorney-in-fact